QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Mexico, D.F., April 29, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Southern Peru Copper Corporation:

        We have reviewed the accompanying condensed combined balance sheet of Southern Peru Copper Corporation and subsidiaries as of March 31, 2005 and the related condensed combined statements of earnings and cash flows for each of the three-month periods ended March 31, 2005 and 2004. These interim financial statements are the responsibility of the Company's management. The combined financial statements give retroactive effect to the common control merger involving Minera México, S.A. de C.V. in a transaction accounted for at historical cost as described in Note 1 to the condensed combined interim financial statements.

        We conducted our reviews in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our reviews we are not aware of any material modifications that should be made to the accompanying condensed combined interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We previously audited in accordance with the Public Company Accounting Oversight Board (United States), the combined balance sheet as of December 31, 2004, and the related combined statement of earnings, changes in stockholders equity and of cash flows for the year then ended (not presented herein), and in our report dated April 5, 2005 we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying condensed combined balance sheet as of December 31, 2004, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENT OF EARNINGS

(Stated in thousands of U.S. dollars, except shares and per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2005
Net sales:
Non-affiliates	$585,037	$924,085
Affiliates	17,486	21,990

Total net sales	602,523	946,075

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	262,633	389,570
Selling, general and administrative	16,623	18,598
Depreciation, amortization and depletion	47,533	60,967
Exploration	3,663	5,347

Total operating costs and expenses	330,452	474,482

Operating income	272,071	471,593
Interest expense	30,775	22,946
Interest capitalized	(1,337)	(2,269)
Interest income	(1,336)	(5,452)
Loss on derivative instruments	—	7,276
Loss on debt prepayments	—	4,020
Other income, net	(174)	(835)

Earnings before income taxes and minority interest	244,143	445,907
Income taxes	72,858	146,121
Minority interest	3,811	1,425

Net earnings	$167,474	$298,361

Per common share amounts:
Net earnings—basic and diluted	$1.14	$2.03

Dividends paid	$0.15	$0.68

Weighted average shares outstanding—basic (in thousands)	147,222	147,226

Weighted average shares outstanding—diluted (in thousands)	147,231	147,226

The accompanying notes are an integral part of these condensed combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(Stated in thousands of U.S. dollars)

(Unaudited)

	At December 31, 2004	At March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$710,707	$734,995
Marketable securities	45,267	74,339
Accounts receivable:
Trade	425,790	358,732
Affiliates	15,664	14,885
Other	32,770	37,738
Inventories	352,377	353,543
Prepaid and other assets	52,966	52,167

Total current assets	1,635,541	1,626,399
Property, net	3,068,486	3,088,763
Capitalized mine stripping costs, net	318,116	324,141
Leachable material, net	134,621	143,530
Intangible assets, net	123,496	122,784
Other assets, net	38,933	41,960

Total assets	$5,319,193	$5,347,577

LIABILITIES
Current liabilities:
Current portion of long-term debt	$152,314	$68,235
Trade accounts payable	142,362	156,849
Income taxes	293,295	358,843
Accrued workers' participation	84,245	29,106
Note payable to minority interest	51,532
Due to affiliated companies	66,524	5,417
Deferred income taxes	42,500	96,002
Other current liabilities	129,146	129,173

Total current liabilities	961,918	843,625

Long-term debt	1,177,974	1,143,010
Deferred income taxes	243,600	266,433
Other liabilities	105,179	64,888
Asset retirement obligation	5,643	5,736

Total non-current liabilities	1,532,396	1,480,067

Commitments and contingencies (Note 5)
Minority interest	11,284	11,929

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; shares authorized:
101,306,807; shares issued: 81,531,848	815	815
Class A Common stock, par value $0.01; shares issued and authorized: 65,900,833	659	659
Additional paid-in capital	728,265	728,265
Accumulated comprehensive income	2,088,445	2,286,806
Treasury stock, at cost, common shares, 2005 and 2004—207,256	(4,589)	(4,589)

Total stockholders' equity	2,813,595	3,011,956

Total liabilities, minority interest and stockholders' equity	$5,319,193	$5,347,577

The accompanying notes are an integral part of these condensed combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(Stated in thousands of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2004	2005
OPERATING ACTIVITIES
Net earnings	$167,474	$298,361
Adjustments to reconcile net earnings to net cash provided from operating activities:
Depreciation, amortization and depletion	47,533	60,967
Remeasurement loss	3,271	326
Loss on derivative instruments	—	7,276
Capitalized mine stripping and leachable material	(16,148)	(24,623)
Provision for deferred income taxes	19,344	5,087
Minority interest	3,811	1,425
Write-off debt issuance costs	—	2,153
Other	404	9,026
Cash provided from (used for) operating activities:
Accounts receivable	(65,927)	59,742
Inventories	(27,306)	(1,166)
Accounts payable and accrued liabilities	4,503	(67,600)
Other operating assets and liabilities	1,034	1,516

Net cash provided from operating activities	137,993	352,490

INVESTING ACTIVITIES
Capital expenditures	(53,027)	(73,539)
Purchase of marketable securities	—	(74,339)
Sales and maturity of marketable securities	—	45,267
Other	2,890	(2,445)

Net cash used for investing activities	(50,137)	(105,056)

FINANCING ACTIVITIES
Debt incurred	—	170,000
Debt repaid	(8,642)	(289,043)
Dividends paid to common stockholders	(21,605)	(100,000)
Other	(5,173)	(780)

Net cash used for financing activities	(35,420)	(219,823)

Effect of exchange rate changes on cash and cash equivalents	548	(3,323)

Increase in cash and cash equivalents	52,984	24,288
Cash and cash equivalents, at beginning of period	351,610	710,707

Cash and cash equivalents, at end of period	$404,594	$734,995

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$7,880	$31,530

Income taxes	$30,622	$54,670

The accompanying notes are an integral part of these condensed combined financial statements.

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2005

(US$ in millions)

NOTE 1—DESCRIPTION OF THE BUSINESS:

        In the opinion of Southern Peru Copper Corporation ("Southern Peru" or "SPCC"), the accompanying unaudited condensed combined financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's combined financial position as of March 31, 2004 and 2005 and the results of the combined operations and cash flows for the three months ended March 31, 2004 and 2005. The combined results of operations for the three months ended March 31, 2004 and 2005 are not necessarily indicative of the results to be expected for the full year. The accompanying combined condensed consolidated financial statements should be read in conjunction with the combined condensed financial statements and notes thereto for the three years ended December 31, 2004 included in the Company's Form 8-K/A as filed with the Securities and Exchange Commission on April 28, 2005.

        The combined condensed financial statements presented herein consist of the accounts of Southern Peru Copper Corporation and its subsidiaries as well as those of Minera México, S.A. de C.V. ("MM") and its subsidiaries. Effective April 1, 2005, SPCC acquired substantially all of the outstanding common stock of MM as further described below. Unless the context otherwise requires, the term "Company" refers to both SPCC and MM as combined.

        Effective April 1, 2005, Grupo México, S.A. de C.V., ("Grupo Mexico") through its subsidiary, Americas Mining Corporation ("AMC"), sold its approximately 99.15% shareholding in MM to SPCC in return for the issuance to AMC of 67.2 million new shares of common stock of SPCC. The transaction resulted in Grupo México increasing its indirect equity ownership in SPCC to approximately 75.1% from its prior indirect interest of approximately 54.2%. As part of this transaction, SPCC paid a special transaction cash dividend in the amount of $100 million on March 1, 2005.

        The acquisition of MM by SPCC is accounted for in a manner similar to a pooling of interests since it involved the reorganization of entities under common control. Under such accounting, the financial statements of MM and SPCC are combined on a historical cost basis for all the periods presented since they were under common control during all of these periods.

NOTE 2—INVENTORIES:

	At December 31, 2004	At March 31, 2005
Metals:
Finished goods	$153.8	$143.1
Work-in-process	55.5	69.7
Supplies	143.1	140.8

Total inventories	$352.4	$353.6

NOTE 3—INCOME TAXES:

        The combined effective income tax rates were 29.8% and 32.7% for the three-month periods ended March 31, 2004 and 2005, respectively. The effective tax rate is a combined effective tax rate for SPCC and MM since, for all the periods presented, both companies filed separate tax returns in their respective tax jurisdictions. Although the tax rules and regulations imposed in the separate tax jurisdictions may vary significantly, similar permanent items exist, such as the impact of changes in statutory tax rates, as well as income and expense items which are nondeductible or nontaxable. The effective tax rate change from the three-month period ended March 31, 2004 to the three-month period ended March 31, 2005 is due to several permanent differences at the respective entities.

NOTE 4—DEBT AND CREDIT FACILITIES:

        In January 2005, SPCC signed a $200 million credit facility with a group of banks led by Citibank, N.A. In the first quarter of 2005, proceeds of this credit facility were used to prepay $170 million of the bonds issued under SPCC's Peruvian bond program. In April 2005, an additional drawdown of $30 million was used to prepay the remaining outstanding bonds. The new facility has a five year term with an interest rate of LIBOR plus 1.25% for the first year, increasing by 0.125% each ensuing year. The new $200 million credit facility contains financial covenants that require the Company to maintain a net worth equal to or greater than that at December 31, 2003, and to maintain a ratio of EBITDA to gross interest, as defined, of more than 3.0 to 1.0 and a leverage ratio of no greater than 2.5 to 1.0. Amortization of the loan principal begins in the third year. The Company paid a prepayment penalty of 1%, or $1.7 million, to the Peruvian bondholders. Additionally, the Company wrote off $2.2 million of previously capitalized bond issuance costs. Both amounts are included in the statement of earnings on the line item "loss on debt prepayments".

        The Mitsui credit agreement is collateralized by pledges of receivables of 31,000 tons of copper per year.

        The Mitsui agreement requires the Company to maintain a minimum stockholders' equity of $750 million, and a specific ratio of debt to equity. Reduction of Grupo México's direct or indirect voting interest in the Company to less than a majority would constitute an event of default under the Mitsui agreement.

        On March 29, 2005, the Company prepaid $120.0 million of the principal amount outstanding under MM's $600.0 million Citibank credit facility.

NOTE 5—COMMITMENTS AND CONTINGENCIES:

Commitments:

Royalty charge—

        In June 2004, the Peruvian Congress enacted legislation imposing a royalty charge to be paid by mining companies in favor of the regional governments and communities where mining resources are located. In November 2004, more than 5,000 Peruvian citizens filed a request to the Peruvian Constitutional Tribunal to have the law declared unconstitutional. However, in April 2005, the Constitutional Tribunal ruled the royalty law to be constitutional and therefore applicable to mining activities in Peru. Although the Company filed a suit in the Lima Civil Court to protest the law as unconstitutional, after the Constitutional Tribunal's resolution it is unlikely that the Company's suit will be successful. Under the new law, the Company is subject to a 1% to 3% royalty charge, based on sales, applicable to the value of the concentrates produced in the Toquepala and Cuajone mines. The Company made a provision of $17.6 million in 2004 for this new royalty charge, which went into effect as of June 25, 2004. This provision was included in cost of sales (exclusive of depreciation, amortization and depletion) on the Company's consolidated statement of earnings.

        In addition, the Constitutional Tribunal stated that this charge applied to all concessions held in the mining industry, implying that those entities with stability contracts are subject to this charge. The Company believes that this interpretation is incorrect and intends to protest the imposition of the royalty charge on its SX/EW production, which is operating under a tax stability agreement ("Guaranty and Promotional Measures for Investment Contract"). The Company has recorded in 2004 and the first quarter of 2005 provisions of $17.6 million and $6.9 million, respectively, included in cost of sales on the consolidated statement of earnings, which does not include approximately $3.0 million of additional potential liability relating to its SX/EW production as of March 31, 2005.

Power purchase agreement—

        In 1997, the Company sold its Ilo power plant to an independent power company, Enersur S.A., for $33.6 million. In connection with the sale, a power purchase agreement was also completed, under which the Company agreed to purchase all of its power needs for its Peruvian operations from Enersur S.A. for twenty years commencing in 1997.

        The Company agreed to amend its power purchase agreement in June 2003, resolving certain issues that arose between the parties and reducing power costs for the remaining life of the agreement. The Company made a one-time contractual payment of $4.0 million to Enersur S.A. under terms of the new agreement. The new agreement releases Enersur S.A. from the obligation to construct additional capacity upon notice to meet the Company's increased electricity requirements from the planned expansion and modernization. SPCC believes it can satisfy the need for increased electricity requirements from other sources, including local power providers.

Contingencies:

Environmental matters—

Peruvian operations—

        Some of the Company's operations are subject to applicable Peruvian environmental laws and regulations. The Peruvian government, through its Ministerio de Energía y Minas (the Ministry of Energy and Mines, or MEM) conducts certain annual audits of the Company's Peruvian mining and metallurgical operations. Through these environmental audits, matters related to environmental commitments, compliance with legal requirements, atmospheric emissions and effluent monitoring are reviewed. The Company believes that it is in material compliance with applicable Peruvian environmental laws and regulations.

        In accordance with Peruvian regulations, in 1996 SPCC submitted its Programa de Adecuación y Manejo Ambiental (the Environmental Compliance and Management Program, known by its Spanish acronym, PAMA) to the MEM. A third-party environmental audit was conducted in order to elaborate the PAMA. The PAMA applied to all current operations that did not have an approved environmental impact study at the time. SPCC's PAMA was approved in January 1997 and contains 34 mitigation measures and projects necessary to (1) bring the existing operations into compliance with the environmental standards established by the MEM and (2) identify areas impacted by operations that are no longer active and need to be reclaimed or remediated. By the end of 2004, 31 of these projects were completed, including all PAMA commitments related to the Company's operations in Cuajone and Toquepala. The three pending PAMA projects all relate to the Ilo smelter operations. The primary areas of environmental concern are the smelter reverberatory slag eroded from slag deposits up until 1994, and atmospheric emissions from the Ilo smelter.

        The slag remediation program is progressing as scheduled and is expected to be completed by 2007. With respect to the smelter emissions, the third phase of the Ilo smelter modernization has started and is scheduled to be completed by 2007. In July 2003, the Company awarded the contract to provide the technology and basic engineering for the modernization of the Ilo smelter to Fluor Chile S.A. and Xstrata plc (formerly M.I.M. Holdings Limited). The Company believes that the selected proposal complies with the current environmental regulations. This project is the Company's largest short-term capital investment project and is estimated at $500 million, including $185 million expended through March 31, 2005. Beginning in 1995 and continuing while this project is under construction, the Company has established an emissions curtailment program that has allowed the Company to comply with the annual sulfur dioxide air quality standard (established by the MEM in 1996 in the populated areas of the city of Ilo.

        On October 14, 2003, the Peruvian Congress published a new law announcing future closure and remediation obligations for the mining industry. On March 14, 2004, MEM published proposed regulations for this law. The law was amended on May 28, 2004 but the regulations have not been finalized. The amended law requires existing mining operations to present a Mine Closure Plan to the MEM within one year or before October 15, 2004. Since the regulations have not been approved, on October 15, 2004 the Company submitted a notice to the MEM stating that based on current legislation it was unable to make a reasonable estimate of its closure obligation. It is expected that final regulations detailing requirements of the law will be published in 2005, and the Company will be required to submit the Mine Closure Plan thereafter. The law requires companies to provide financial guarantees to insure that remediation programs are completed. The Company anticipates that this law, when in force, will increase its asset retirement obligations and require future expenditures and amortizations over the life of the mine to satisfy its requirements. The Company believes the liability for these asset retirement obligations cannot currently be measured, or reasonably estimated, based on the proposed generalities of this law. The Company is studying the impact this law will have on its results, but currently cannot reasonably estimate the effect until final regulations are published.

        The Company foresees significant environmental capital expenditures in 2005. During the first quarter of 2005, $31 million of environmental capital expenditures were made on the smelter project, out of the 2005 budget for environmental capital expenditures of $171 million.

Mexican operations—

        Some of the Company's operations are subject to Mexican federal, state and municipal environmental laws, to Mexican official standards, and to regulations for the protection of the environment, including regulations relating to water supply, water pollution, air pollution, noise pollution and hazardous and solid wastes. Some of these laws and regulations are relevant to legal proceedings pertaining to the Company's San Luis Potosí facilities.

        The principal legislation applicable to the Company's Mexican operations is the federal Ley General del Equilibrio Ecológico y la Protección al Ambiente (the General Law of Ecological Balance

and Environmental Protection, or the Environmental Law), which is enforced by the Procuraduríaia Federal de Protección al Ambiente (Federal Bureau of Environmental Protection, or the PROFEPA). The PROFEPA monitors compliance with environmental legislation and enforces Mexican environmental laws, regulations and official standards and, if warranted, the PROFEPA may initiate administrative proceedings against companies that violate environmental laws, which in the most egregious cases may result in the temporary or permanent closing of noncomplying facilities, the revocation of operating licenses and/or other sanctions or fines. Also, according to the Código Penal Federal (Federal Criminal Code), the PROFEPA has to inform corresponding authorities regarding environmental crimes.

        The Company's operations near the U.S.-Mexican border are also subject to the Agreement on Cooperation for the Protection and Improvement of the Environment in the Border Area, or the La Paz Agreement, which was concluded in 1983 between the United States and Mexico for the purpose of improving air quality along the border. The La Paz Agreement establishes sulfur dioxide emissions standards and requires the installation and maintenance of emission monitoring and record-keeping systems at our smelters in northwestern Mexico. In order to maintain compliance with sulfur dioxide emissions standards promulgated under the Environmental Law and the La Paz Agreement, MM shut down the Cananea smelter and operations at Monterrey in December 1999. Mexican environmental regulations have become increasingly stringent over the last decade, and this trend is likely to continue and may be influenced by the environmental agreement entered into by Mexico, the United States and Canada in connection with NAFTA in February 1999. However, the Company's management does not believe that continued compliance with the Environmental Law or Mexican state environmental laws will have a material adverse effect on the Company's business, properties, results of operations, financial condition or prospects or will result in material capital expenditures. Although the Company believes that all of its facilities are in material compliance with applicable environmental, mining and other laws and regulations, the Company cannot assure you that stricter enforcement of existing laws and regulations or the adoption of additional laws and regulations would not have a material adverse effect on the Company's business, properties, results of operations, financial condition or prospects.

        Due to the proximity of certain facilities of MM's subsidiaries near urban centers, the authorities may implement certain measures that may impact or restrain the operation of such facilities. Any enforcement action to shut down any such facilities may have an adverse effect on the operating results of the relevant subsidiary.

        The Company has instituted extensive environmental conservation programs at its mining facilities in Peru and Mexico. The Company's environmental programs include water recovery systems to conserve water and minimize contamination of nearby streams, revegetation programs to stabilize the surfaces of the tailings dams and the implementation of scrubbing technology in the mines to reduce dust emissions.

Litigation matters—

Peruvian operations—

Garcia-Ataucuri and others vs. SPCC

        In April 1996, the Company was served with a complaint filed in Peru by approximately 800 former employees seeking the delivery of 38,763,806.80 "labor shares" to be issued in a proportional way to each in accordance with their time of work with SPCC, plus dividends. SPCC conducts its operations in Peru through a registered Branch. Although the Branch has neither capital nor liability separate from that of the Company, under Peruvian law it is deemed to have an equity capital for purposes of determining the economic interest of the holders of investment shares. The labor shares litigation is based on claims of former employees for ownership of labor shares issued during the 1970s until 1989 under a former Peruvian mandated profit sharing system. We assert that the claims are meritless and that the labor shares were distributed to the former employees in accordance with the then in effect Peruvian profit sharing system. We do not believe that an unfavorable outcome is reasonably possible. In 1971, the Peruvian Government enacted legislation providing that workers in the mining industry would participate in the pre-tax profits of the enterprises for which they worked at a rate of 10%. This participation was distributed to the workers with 40% in cash and 60% as an equity interest in the enterprise. What remains of the equity participation is now included in the balance sheet caption "Minority interest." Under the law, the equity participation was originally delivered to the "Mining Community", an organization representing all workers. The cash portion was distributed to the workers after the close of the year. The accrual for this participation was (and continues to be) a current liability of the Company, until paid. In 1978, the law was amended and the equity distribution was calculated at 5.5% of pre-tax profits and was made to individual workers of the enterprise in the form of labor shares. These labor shares represented an equity interest in the enterprise. In addition, equity participations previously distributed to the "Mining Community" were returned to the Company and redistributed in the form of labor shares to individual employees or former employees. The cash participation was adjusted to 4.5% of pre-tax earnings and continued to be distributed to employees following the close of the year. Effective in 1992, the law was amended to its present status. The workers participation in pre-tax profits was set at 8%, with 100% payable in cash. The equity participation component was eliminated from the law. In 1995, the Company offered to exchange new common shares of the Company for the labor shares issued under the prior Peruvian law. Approximately 80.8% of the labor shares issued were exchanged for SPCC common shares, reducing the Minority interest on the Company's balance sheet. Since 1995, the Company has periodically purchased labor shares on the open market. In 1998, labor shares were renamed "investment shares" reflected as minority interest in the accompanying balance sheet. At March 31, 2005, the investment share interest in the Company's Peruvian Branch amounted to 0.71%.

        As stated above, in April 1996, the Company was served with a complaint filed in Peru by approximately 800 former employees seeking the delivery of a substantial number of "labor shares" (now referred to as "investment shares") of its Peruvian Branch plus dividends on such shares. This amount corresponds to the total number of labor shares for the full SPCC workers, and the complaint is seeking to have such shares issued to the plaintiffs in proportional way to each in accordance with their time of work with SPCC, plus dividends on such shares. In December 1999, a civil court of first instance of Lima decided against the Company, ordering the delivery of the investment shares and dividends to the plaintiffs. The Company appealed this decision in January 2000. On October 10, 2000, the Superior Court of Lima affirmed the lower court's decision, which had been adverse to the Company. On appeal by the Company, the Peruvian Supreme Court annulled the proceeding noting that the civil courts lacked jurisdiction and that the matter had to be decided by a labor court. The lawsuit was dismissed by the Lower Court in January 2005. The plaintiffs have appealed to the Superior Court.

        The Company has not made a provision for this lawsuit because it believes that it has meritorious defenses to the claims asserted in the complaint.

        In August 2002, the Company was notified that approximately 3,000 additional former employees had filed a lawsuit before a labor court in Lima, for unspecified amounts, seeking the delivery of a substantial number of labor shares. The labor court dismissed the complaint due to procedural defects. On appeal by the plaintiffs, the Superior Court of Lima allowed the claims to proceed and remanded the case to the lower court for further proceedings. In April 2003, the lower court dismissed the case due to procedural defects. Upon appeal by the plaintiffs on November 5, 2004 the Superior Court affirmed the lower court's decision dismissing the lawsuit. Since no appeal has been filed by the plaintiffs, this case has concluded.

        In June 2004, the Peruvian Congress enacted Law No 28258, creating a "royalty charge" to be paid by mining companies in favor of the regional governments and communities where mining resources are located.

        The Company and other mining companies have individually challenged before lower courts the constitutionality of this law through an "injunction procedure" (Acción de Amparo). In January 2005, a civil court in Lima accepted a lawsuit initiated by the Company, challenging the constitutionality of the mining royalty law of June 2004.

        In April 2005, the Constitutional Tribunal ruled the royalty law to be constitutional and therefore applicable to mining activities in Peru. The decision issued by the Peruvian Constitutional Tribunal cannot be appealed and must be observed by lower courts. In view of this, the Company believes that it is unlikely that the Company's injunction procedure lawsuit will be successful.

Class actions

        Three purported class action derivative lawsuits have been filed in the Delaware Court of Chancery (New Castle County) late in December 2004 and early January 2005 relating to the merger transaction between the Company and MM (the "Transaction"). On January 31, 2005, the three actions—Lemon Bay, LLP v. Americas Mining Corporation, et al., Civil Action No. 961-N, Therault Trust v. Luis Palomino Bonilla, et al., and Southern Peru Copper Corporation, et al., Civil Action No. 969-N, and James Sousa v. Southern Peru Copper Corporation, et al., Civil Action No. 978-N—were consolidated into one action titled, In re Southern Peru Copper Corporation Shareholder Derivative Litigation, Consol. C.A. No. 961-N and the complaint filed in Lemon Bay was designated as the operative complaint in the consolidated lawsuit. The consolidated action purports to be brought on behalf of the Company's common stockholders.

        The consolidated complaint alleges, among other things, that the Transaction was the result of breaches of fiduciary duties by the Company's directors and is not entirely fair to the Company and its minority stockholders. The consolidated complaint seeks, among other things, a preliminarily and permanent injunction to enjoin the Transaction, the award of damages to the class, the award of damages to the Company and such other relief that the court deems equitable, including interest, attorneys' and experts' fees and costs. The Company believes that this lawsuit is without merit and is vigorously defending against this action.

        The Company does not believe that the aforementioned legal proceedings and tax contingencies mentioned below will have a material adverse effect on the financial position or results of operations of the Company and its subsidiaries.

Mexican operations—

Ejido land matter

        In July 1991, the Mexican agricultural community of Pilares de Nacozari Ejido, or Ejido, commenced an action in the first federal district court in Sonora, Mexico against the Mexican Ministry of Agrarian Reform, or the Ministry. The action alleged improper expropriation of approximately 1,500 hectares of land adjacent to the La Caridad mine and on which certain of Mexcobre's facilities are currently located. Mexcobre was not named as a defendant in the action although it was included as an interested third party due to its ownership of the land. Mexcobre bought the land in question in 1976 from the Banco Nacional de Obras y Servicios Públicos, which had previously acquired it as a beneficiary of the expropriation by the Ministry in 1973 and has alleged legal and physical impossibility of returning the land.

        There has been no final resolution of this matter, but the Mexican Appellate District Court, before whom this matter is presently docketed, has twice before issued a ruling stating that it is impossible to return the land as a means of restitution. A third and final ruling from the Mexican Appellate District Court is expected soon. Management of the Company believes that if the Ejido requests indemnity instead of a return of the land, Mexcobre's financial liability with respect to such compensation would not be material.

Coremi royalties

        When Mexcobre originally received mining concessions related to its La Caridad unit in 1970, it was required to pay royalties to the Council of Mineral Resources, which is referred to as Coremi. When the Mining Law came into effect in 1992, this obligation was terminated. However, Coremi, the Mexican Superintendent of Mining and the Mexican Secretary of Economy, did not concede that the royalty obligation to Coremi was terminated and, in 1995, Coremi initiated a series of legal actions that are still pending. In August 2002, Coremi filed with the Third Federal District Judge in Civil Matters, an action demanding from Mexcobre the payment of royalties due since 1997. Mexcobre answered and denied Coremi's claims in October 2002 and currently is in the discovery stage (etapa de ofrecimiento de pruebas). The parties are currently seeking a negotiated settlement. The Company and Mexcobre believe that any such payment related to this matter would not be material to it or to Mexcobre.

San Luis Potosí facilities

        The municipality of San Luis Potosí has granted Desarrolladora Intersaba, S.A. de C.V., licenses of use of land and construction for housing and/or commercial zones in the former Ejido Capulines, where the residential project "Villa Magna" is expected to be developed in the near future.

        The "Villa Magna" residential project will be developed within what Immsa believes are the boundaries of an environmental and safeguard buffer zone required to be created and maintained pursuant to the Environmental Law and its regulations, based on a risk study approved by the Environmental and Natural Resources Ministry. This risk study revealed that the operation of the zinc refinery, by its nature, represents potential risks to third parties.

        Based on the foregoing, Immsa has initiated two different actions regarding this matter:

  (i)
  first, against the Municipality of San Luis Potosí, requesting the annulment of the authorization and licenses granted to Desarrolladora Intersaba, S.A. de C.V. to develop "Villa Magna" within the zinc plant's safeguard and buffer zone; and

  (ii)
  second, against the PROFEPA's administrative resolution "advising" (rather than enforcing) the Municipality to acknowledge the safeguard buffer zone around Immsa's zinc refinery as approved by the Environmental and Natural Resources Ministry.

        These actions are awaiting final resolutions. Immsa believes that, should the outcome of the above mentioned legal proceedings be adverse to Immsa's interests, the construction of the "Villa Magna" housing and commercial development would not, in itself, affect the operations of Immsa's zinc plant.

        In addition to the foregoing, Immsa has initiated a series of legal and administrative procedures against the Municipality of San Luis Potosí due to its refusal to issue Immsa's use of land permit in respect of its zinc plant. The Municipality has refused to grant such license based on the argument that Immsa has failed to submit, as part of the application process, a manifestación de impacto ambiental (environmental impact assessment). Immsa believes that the environmental impact assessment is not required because Immsa will not undertake construction activities. Immsa anticipates that the trial judge will order the Municipality to continue the analysis of Immsa's request to issue the licencia de uso de suelo (use of land permit).

Tax contingency matters-

        The Company is regularly audited by the federal, state and foreign tax authorities both in the United States and internationally. These audits can result in proposed assessments. In 2002, the Internal Revenue Service (IRS) has issued a preliminary Notice of Proposed Adjustment for the years 1994 through 1996. In 2003, the Company settled these differences with the IRS and made a payment of $4.4 million, including interest. Generally, the years 1994 through 1996 are now closed to further adjustment.

        The IRS is now completing its field audit of the tax years 2000 through 2002 and had previously completed the field audit work for 1997 through 1999. During the audit of the tax years 1997 through 1999, the IRS questioned the Company's accounting policy for determination of useful lives, the calculation of deductible and creditable Peruvian taxes, the methodology of capitalizing interest and the capitalizing of certain costs (drilling, blasting and hauling) into inventory value as items for possible adjustment. In the fourth quarter of 2003, the Company and the IRS jointly requested technical advice from the IRS National Office to help resolve the inventory value dispute. The years 1997 through 2002 will remain open until the inventory value and all outstanding issues are resolved. The Company believes that the positions that it is reporting to the IRS are correct and appropriate. The Company believes that it has substantial defenses to the IRS assessments and that adequate provisions have been made so that resolution of any issues raised by the IRS will not have an adverse effect on its financial condition or results of operations. Significant management judgment is required in determining the provision for tax contingencies. The estimate of the probable cost for resolution of the tax contingencies has been developed in consultation with legal and tax counsel. The Company does not believe that there is a reasonable likelihood that there is an exposure to loss in excess of the amounts accrued therefor.

        In December 2004 and January 2005, the Company received assessments and penalties from the Peruvian Tax Administration ("SUNAT") for the fiscal years 2000 and 2001, in which certain deductions taken by the Company were disallowed. SUNAT has objected to the Company's method of deducting vacation pay accruals in 2000, a deduction in 2000 for a fixed asset write-off, as well as certain other deductions in both years. The Company has appealed these assessments and resolution is still pending.

        In prior years, the Company received assessments and penalties from SUNAT for fiscal years 1996 through 1999, in which several deductions taken were disallowed. SUNAT has challenged the Company's depreciation method and deduction of other expenses related to charges incurred outside of Peru from 1996 through 1999, and the deduction of certain exchange differences and interest expenses from 1997 through 1999. The Company appealed these assessments and resolution is still pending.

        In February 2003, the Peruvian tax court confirmed SUNAT's assessments and penalties with regard to depreciation and deductions of other expenses incurred outside of Peru for fiscal years 1996 and 1997. Consequently, the Company recognized an additional tax and workers participation liability for fiscal years 1998 and 1999 on the amounts assessed by SUNAT. Therefore, in 2003 the Company recorded a charge to workers' participation (included in cost of sales (exclusive of depreciation, amortization and depletion) on the statement of earnings) and income tax expense of $0.5 million and $4.4 million, respectively. The Company, however, has not recognized a liability for penalties and interest assessed by SUNAT in connection with the depreciation and other expenses deduction as it believes they are not applicable. The status of the penalty appeals is as follows:

        With regard to the appeal of the penalty related to fiscal year 1996, the Company was required to issue a letter of credit to SUNAT of $3.4 million, which was issued in July 2003. This deposit is recorded in other assets on the condensed consolidated balance sheet. The Peruvian tax court denied the Company's appeal in February 2004. Consequently, in April 2004, the Company filed a lawsuit against the Peruvian tax court and SUNAT in the superior court of Peru, which is the final level of the judicial courts. The Company was not required to issue a deposit for appeal of assessments and rulings with respect to any other years. With regard to the penalty issued by SUNAT related to fiscal year 1997, in November 2002, the Peruvian tax court indicated that the penalty needed to be modified and declared the previously issued penalty null. According to this tax court resolution, SUNAT issued a new penalty in December 2003. This penalty and penalties related to fiscal years 1998 and 1999 have been protested before SUNAT. The Company continues to appeal SUNAT's assessment of all penalties and interest related to the disallowance of the above-mentioned items for fiscal years 1997 through 1999.

The Company's appeal before the Peruvian tax court related to the assessments (pertaining to the deduction of certain interest expense) for fiscal year 1997, was denied. In this regard, in May 2003, the Company filed a lawsuit before the superior court against SUNAT and the Peruvian tax court seeking the reversal of the ruling of the tax court. The tax court has not ruled on the interest deductions for 1998 or 1999. The Company has not recorded any expense associated with the assessment challenging deductions of interest expense for the years 1997, 1998, or 1999, nor has the Company recorded any expense associated with the assessments for the years 2000 and 2001.

Labor matters-

        In the last several years the Company has experienced a number of strikes or other labor disruptions that have had an adverse impact on its operations and operating results. For example, in Peru on August 31, 2004, unionized workers at the mining units in Toquepala and Cuajone initiated work stoppages and sought additional wage increases based on high metal prices. The strike was resolved on September 13, 2004. In Mexico, on July 12, 2004, the workers of Mexicana de Cobre site went on strike asking for the review of certain contractual clauses. Such a review was performed and the workers returned to work 18 days later. On October 15, 2004, the workers of Mexicana de Cananea went on strike, following by the Mexicana de Cobre workers. The strike lasted for six days at Mexicana de Cobre and nine days at Mexicana de Cananea. In each case, the operations at the particular mine ceased until the strike was resolved. The Company cannot make assurances that they will not experience strikes or other labor-related work stoppages in the future that could have a material adverse effect on its financial condition and results of operations.

Other legal matters-

        The Company is involved in various other legal proceedings incidental to its operations, but the Company does not believe that decisions adverse to it in any such proceedings individually or in the aggregate would have a material adverse effect on its financial position and results of operations. The Company's direct and indirect parent corporations, including AMC and Grupo México, have from time to time been named parties in various litigations involving ASARCO LLC ("Asarco"). In early 2003, the U.S. Department of Justice brought a claim alleging fraudulent conveyance in connection with Asarco's environmental liabilities and AMC's purchase of SPCC from Asarco. That action was settled pursuant to a Consent Decree dated February 2, 2003. In October 2004, AMC, MM and other parties, not including SPCC, were named in a lawsuit filed in New York State court in connection with alleged asbestos liabilities, which lawsuit claims, among other matters, that AMC's purchase of SPCC from Asarco should be voided as a fraudulent conveyance. While Grupo México and its affiliates believe that these claims are without merit, the Company cannot assure you that these or future claims, if successful, will not have an adverse effect on its parent corporations or on it.

NOTE 6—STOCKHOLDERS' EQUITY:

        Pursuant to U.S. GAAP, since both SPCC and MM are under common control for the periods presented, the transfer of MM to SPCC has been reflected at the historical carrying value of MM's assets and liabilities in a manner similar to a pooling of interests. The difference in the value of the newly issued 67,207,640 shares of SPCC and the net carrying value of MM has been recognized in equity as a reduction in additional paid-in capital. In addition, MM's historical common stock, treasury stock and additional paid-in capital accounts were eliminated and classified within SPCC's additional paid-in capital. MM's retained earnings were carried forward as reported to be combined with retained earnings of SPCC. For the purpose of these condensed combined financial statements, the issuance of 67,207,640 shares have been reflected as if they had been outstanding at the beginning of the periods presented. Therefore, historical common stock and per share data presented herein differs from that previously reported by SPCC on a stand-alone basis.

NOTE 7—NET SALES AND GEOGRAPHICAL INFORMATION:

        Net sales to respective countries were as follows:

	Three months ended March 31,
	2004	2005
United States	$202.6	$315.7
Europe	120.5	187.5
México	139.3	196.9
Perú	10.5	14.6
Latin America, excluding México and Perú	68.3	189.4
Asia	61.3	41.9

Total	$602.5	$946.0

        Geographical information is as follows:

	Three months ended March 31, 2004
	Peru	Mexico	Total
Capital expenditures	$33.6	$19.4	$53.0
Property, net	$1,134.4	$1,917.9	$3,052.3
Net sales (1)	$274.1	$328.4	$602.5
	Three months ended March 31, 2005
	Perú	México	Total
Capital expenditures	$50.4	$23.1	$73.5
Property, net	$1,249.4	$1,839.4	$3,088.8
Net sales (1)	$487.2	$458.8	$946.0

(1)
Based on location of origin of sale

        At March 31, 2005, the Company recorded provisionally priced sales of 147.1 million pounds of copper, at a forward average price of US$1.53051 per pound. Also, at March 31, 2005, the Company has recorded provisionally priced sales of 11.1 million pounds of molybdenum at the period-end market price of US$34.35 per pound. These sales are subject to final pricing based on the average monthly

LME and COMEX copper prices and Dealer Oxide molybdenum prices in the future month of settlement. Following are the provisionally priced copper and molybdenum sales outstanding at March 31, 2005:

Copper (million lbs.)	Priced at	Month of settlement
120.4	$1.52740	April 2005
18.3	1.52816	May 2005
3.8	1.50593	June 2005
5.1	1.48189	July 2005

147.1	$1.53051

Molybdenum (million lbs.)	Priced at	Month of settlement
6.1	$34.35	April 2005
3.2	34.35	May 2005
1.6	34.35	June 2005
0.2	34.35	July 2005

11.1	$34.35

        Provisional sales price adjustments included in accounts receivable and net sales were as follows at March 31 (in millions):

	2004	2005
Copper	$15.9	$6.4
Molybdenum	69.2	34.1

Total	$85.1	$40.5

NOTE—8 DERIVATIVE INSTRUMENTS:

        The Company occasionally uses derivative instruments to manage its exposure to market risk from changes in commodity prices and interest rate risk exposure. The Company does not enter into derivative contracts unless it anticipates a future activity that is likely to occur that will result in exposing the Company to market risk. Although these derivative instruments are used as economic hedges, such transactions are currently recorded at fair value within the balance sheet with related gains and losses recorded in earnings, as they do not qualify for hedge accounting under SFAS No. 133, "Accounting for Derivatives".

        Copper swaps—

        In the first quarter of 2005, the Company entered into copper swap contracts to protect a portion of its 2005 copper production for future sales at a fixed copper price. The Company recorded a loss of

$1.0 million related to the completion of a copper swap contract in the first quarter. In addition, the Company recorded a loss of $6.2 million related to the loss in fair value of copper swaps held at March 31, 2005. These losses are recorded as non-operating items on the Combined Statement of Earnings. Copper swaps in place at March 31, 2005 are as follows:

Pounds (in millions)	Period	Copper swap Price (1)	% of Estimated Production (2)
133.4	April 2005	$1.5085	116%
132.3	May 2005	$1.5100	105%
29.8	June 2005	$1.5050	25%

(1)
SPCC will receive (pay) if the actual average copper price for period is under (over) swap price on quantity hedged. April swap is based on both COMEX and LME exchanges, 6.6 million pounds COMEX and 60.1 million pounds LME. May and June are based on LME averages.

(2)
April, May and June 2005 estimated production includes both SPCC and MM.

Interest rate swaps—

        As of October 29, 2004, MM and Citibank-Banamex entered into an interest rate swap agreement for a notional principal amount of $600 million. Under this agreement, MM agreed to pay Banamex a fixed rate equivalent to 3.49% and, in exchange, Banamex agreed to pay a variable rate equivalent to 3-month LIBOR. Payments under the interest rate swap are scheduled to match the interest payment dates of the $600 million credit facility.

        On April 1, 2005, MM assigned to SPCC a participation on its interest rate swap for $120 million.

        The fair value of the interest rate swaps used to hedge the interest rate risk was calculated based on discounted expected future cash flows of interest to be received and paid.

NOTE 9—CAPITALIZED MINE STRIPPING AND LEACHABLE MATERIAL

        The Company uses the accounting policy of capitalizing mine stripping after production has commenced, during periods when waste material exceeds the life-of-mine stripping ratio. This policy is one of a number of policies that are used in the mining industry to address waste removal during operations. The policy results in the smoothing of stripping costs over the life of the mine and facilitates the matching of mine production costs over the life of the mine with mine revenues. In addition, the Company capitalizes the cost of materials with low copper content extracted during the mining process (leachable material), which is collected in areas known as leaching dumps. The amortization of the capitalized costs is determined based on the depletion period of the leaching dumps, which is approximately five years (unaudited).

        At its March 17, 2005 meeting, the Emerging Issues Task Force ("EITF") reached a consensus with respect to Issue No.04-06 that stripping costs incurred during the production phase of a mine are variable production costs that should be recorded as a component of the inventory produced during the period that the stripping costs are incurred. The EITF noted that the consensus does not address the accounting for stripping costs incurred during the pre-production phase of a mine. The consensus was ratified by the FASB at its March 30, 2005 meeting and EITF Issue No. 04-6 is effective for fiscal years beginning after December 15, 2005, with early adoption permitted.

        The Company is reviewing this consensus and expect to adopt a new accounting policy. The adoption of this EITF consensus would significantly change the accounting for capitalized stripping costs incurred during the production phase. At December 31, 2004, the Company had on our combined balance sheet $467.7 million of costs associated with capitalized mine stripping and leachable material, net, which may be impacted by this consensus. The Company anticipates that a significant portion of this asset may be written off and equity and net income would be reduced accordingly. In addition, future operating income could be negatively impacted to the extent that costs previously capitalized are expensed at a faster rate than the Company had previously amortized stripping costs.

        The Company capitalized $16.1 million and $24.6 million of mine stripping cost and leachable for the quarter ended March 31, 2004 and March 31, 2005, respectively, the majority of which would have been expensed under the guidelines of new EITF.

NOTE 10—IMPACT OF NEW ACCOUNTING STANDARDS:

        In March 2005, the FASB issued Interpretation 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies the term "conditional asset retirement obligation" as used in FASB Statement No. 143, (FAS 143) "Accounting for Asset Retirement Obligations" with regard to existing uncertainties about timing and method of a liability settlement. FIN 47 requires an entity to recognize a liability if the fair value can be reasonably estimated even though the timing and method of liability settlement may be uncertain. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The effective date of FIN 47 is no later than the end of fiscal years ending after December 15, 2005. The Company is presently evaluating the impact of the new interpretation; however, management does not expect that the adoption will have a material impact on the Company's results of operations or financial position.

QuickLinks

SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES CONDENSED COMBINED STATEMENT OF EARNINGS (Stated in thousands of U.S. dollars, except shares and per share data) (Unaudited)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES CONDENSED COMBINED BALANCE SHEETS (Stated in thousands of U.S. dollars) (Unaudited)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES CONDENSED COMBINED STATEMENT OF CASH FLOWS (Stated in thousands of U.S. dollars) (Unaudited)
SOUTHERN PERU COPPER CORPORATION AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS MARCH 31, 2004 AND 2005 (US$ in millions)